UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2012 (November 9, 2012)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Offering Price of $10.00 per Share of Common Stock Based on Board of Directors’ Determination of Estimated Net Asset Value and Resulting Estimated Value per Share of Common Stock

As used herein, the terms “the “Company”, “we,” “our” and “us” refer to Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation

The Company’s registration statement on Form S-11, pursuant to which it is offering to sell up to 30,000,000 shares of its common stock in its primary offering for $10.00 per share, subject to certain volume discounts, as well as 2,500,000 shares pursuant to its distribution reinvestment plan (the “DRIP”) at an initial purchase price of $9.50 per share (the primary offering and the DRIP, together, the “Follow-On Offering”) was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on September 27, 2012.

On November 9, 2012, the Company’s Board of Directors confirmed the offering price of $10.00 per share of common stock in the primary offering under the Follow-On Offering based on the Company’s estimated net asset value of approximately $52.0 million and resulting estimated value per share of common stock of $10.00, both as of September 30, 2012. Additionally, the Company believes there have been no material changes between September 30, 2012 and the date of this filing to the net values of the Company’s assets and liabilities that existed as of September 30, 2012. In connection with such determination, the Company also engaged an independent third party valuation firm to perform a review of our estimated values of assets and liabilities as of September 30, 2012. The third party valuation firm independently estimated a range of values for our assets and liabilities as of September 30, 2012 and confirmed that the Company’s estimated net asset value was reasonable and within the valuation firm’s estimated range.

The table below (dollar and share amounts are presented in thousands, except per share data) provides a summary of the key components of the Company’s estimated net asset value as of September 30, 2012:

Net Assets:
Real Estate Properties
Consolidated operating properties(1)	$26,715
Investment in unconsolidated affiliated properties	5,326
Total real estate properties		$32,041
Non-Real Estate Assets
Investment in unconsolidated affiliated entity	1,929
Cash and cash equivalents	7,174
Marketable equity securities	7,583
Restricted escrows	3,611
Mortgage loan receivable	11,800
Note receivable from affiliate	2,340
Prepaid expenses and other assets	1,256
Total non-real estate assets		35,693
Total Assets		67,734
Liabilities
Mortgage notes payable(1)	(10,911)
Margin loan	(2,873)
All other liabilities	(1,893)
Total liabilities		(15,677)
Noncontrolling Interests		(69)
Net Asset Value		$51,988
Shares of Common Stock Outstanding		5,198
Net Asset Value per Share of Common Stock		$10.00

Note:

(1)	Amounts adjusted for noncontrolling interests.

Methodology

The Company’s goal in calculating an estimated net asset value and resulting estimated value per common share is to arrive at values that are reasonable and supportable using what the Company deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used to value the Company’s assets and liabilities by key component:

Real Estate Properties: The Company has both consolidated and unconsolidated investments in real estate properties.

Our real estate assets were appraised using valuation methods that we believe are typically used by investors for properties that are similar to ours, including capitalization of each property’s net operating income, 10-year discounted cash flow models (unless we expect our holding period to differ) and/or comparison with sales of similar properties. Primary emphasis was based on the discounted cash flow models, with the other approaches used to confirm the reasonableness of the value conclusion.

As of September 30, 2012, we had a 95% ownership interest in a TownePlace Suites by Marriott (the “TownePlace Suites Hotel”), a four-story, limited service extended stay hotel located in Harahan, Louisiana. The estimated value of our share of this consolidated operating property was approximately $14.0 million which equates to a 11.2% capitalization rate based on its historical net operating income for the twelve months ended September 30, 2012.

As of September 30, 2012, we had a 100% ownership interest in a SpringHill Suites by Marriott, a 164-room, limited service extended stay hotel located in Peabody, Massachusetts. The estimated value of this consolidated operating property was approximately $12.8 million, which equates to a 6.3% capitalization rate based on its historical net operating income for the twelve months ended September 30, 2012.

Our investment in unconsolidated affiliated properties consists of our 45.102% ownership interest in Brownmill LLC (“Brownmill”). Brownmill owns two retail properties, which are collectively referred to as the “Brownmill Properties.” The Brownmill Properties consist of Browntown Shopping Center, located in Old Bridge, New Jersey, and Millburn Mall, located in Vauxhall, New Jersey. The estimated value of our investment in Brownmill consists of approximately (i) $5.1 million for our share of the Brownmill Properties, which represents a 6.7% capitalization rate based on their historical net operating income for the twelve months ended September 30, 2012, and has been reduced by our share of their total outstanding mortgage indebtedness and (ii) $0.2 million representing our share of the net non-real estate assets of Brownmill. The estimated values of these net non-real estate assets approximate their carrying values due to their short maturities.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the Company’s real estate properties:

Weighted-Average Basis
Exit capitalization rate	9.1%
Discount rate	10.5%
Annual market rent growth rate	3.0%
Annual NOI growth rate	3.0%
Holding period (in years)	10.0

While the Company believes that its assumptions are reasonable, a change in these assumptions would impact the calculations of the estimated value of our real estate properties. Assuming all other factors remain unchanged, a decrease to the exit capitalization rates of 25 basis points would increase the value of our real estate properties by approximately $0.6 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our real estate properties by approximately $0.5 million. Similarly, a decrease to the discount rates of 25 basis points would increase the value of our real estate properties by approximately $0.7 million and an increase in the discount rates of 25 basis points would decrease the value of our real estate properties by approximately $0.7 million.

With respect to its investments in real estate properties as of September 30, 2012, the Company had invested approximately $26.0 million, including certain acquisition fees and expenses. As of September 30, 2012, the estimated value of the Company’s investments in real estate properties using the valuation methods described above was approximately $32.0 million. The total fair value as of September 30, 2012 compared to the original acquisition price plus subsequent capital improvements to date, results in an overall increase in the value of approximately 23.2%.

Investment in Unconsolidated Affiliated Entity: Our investment in unconsolidated affiliated entity consists of our 10.0% ownership interest in LVP Rego Park, LLC (the “Rego Park Joint Venture”). In April 2011, the Rego Park Joint Venture acquired a nonrecourse second mortgage note (the “Second Mortgage Note”) in the principal amount of $19.5 million. The purchase price of the Second Mortgage Note was approximately $15.1 million, of which the Company’s share was approximately $1.5 million. The Second Mortgage Note is collateralized by a 417-unit apartment complex located in Queens, New York and requires monthly interest-only payments through its maturity in May 2013. The Second Mortgage Note is current with respect to debt service payments through the date of this filing. The estimated value of our investment in the Rego Park Joint Venture consists of approximately (i) $1.9 million for our share of the Second Mortgage Note and (ii) $9,000 representing our share of the net non-real estate assets of the Rego Park Joint Venture. The estimated values of these net non-real estate assets approximate their carrying values due to their short maturities.

As of September 30, 2012, the estimated value for the Second Mortgage Note was approximately $19.2 million, which was estimated by applying a discounted cash flow analysis over the remaining expected life of the investment. The cash flow estimates used in the analysis during the term of the investment was based on the investment’s contractual cash flows, which are anticipated to be received. The expected cash flows for the Second Mortgage Note were discounted at a rate that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.

The discount rate applied to the cash flows from the Second Mortgage Note, which has a remaining term of eleven months, was approximately 7.4%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of the Second Mortgage Note. Assuming all factors remain unchanged, a decrease to the discount rates of 25 basis points would increase the Company’s share of the estimated value of the Second Mortgage Note by approximately $6,000 and an increase of 25 basis points would decrease the Company’s share of the estimated value of the Second Mortgage Note by approximately $3,000.

Cash and Cash Equivalents: The estimated value of the Company’s cash and cash equivalents approximates their carrying values due to their short maturities.

Marketable Securities: The estimated values of our marketable securities are primarily based on level 1 inputs. Level 1 inputs are inputs that are observable, either directly or indirectly, such as quoted prices in active markets for identical assets or liabilities.

Restricted Escrows: The estimated value of the Company’s restricted escrows approximates their carrying values due to their short maturities.

Mortgage Loan Receivable: In June 2010, the Company acquired a 5.916% fixed-rate nonrecourse mortgage note (the “Mortgage Loan Receivable”) in the principal amount of approximately $18.7 million. The purchase price of the Mortgage Loan Receivable was approximately $7.9 million. The Mortgage Loan Receivable is collateralized by the Fairfield Inn, a 141-room limited service hotel located in East Rutherford, New Jersey. The Mortgage Loan Receivable was originally scheduled to mature in September 2017 and has been in default since February 2009. As a result of such default, the borrower is required to transfer all excess cash flow to the Company on a monthly basis. As of September 30, 2012, the carrying value of the Company’s mortgage loan receivable was approximately $7.0 million.

Because our mortgage loan receivable is in default and we are entitled to receive all excess cash flow from the underlying property, our mortgage loan receivable was appraised using valuation methods that we believe are typically used by investors for properties that are similar, including capitalization of the property’s net operating income, a 10-year discounted cash flow model (unless we expect our holding period to differ) and/or comparison with sales of similar properties. Primary emphasis was based on the discounted cash flow model, with the other approaches used to confirm the reasonableness of the value conclusion.

As of September 30, 2012, the estimated value for the Company’s mortgage loan receivable was approximately $11.8 million. The following summarizes the key assumptions that were used in the discounted cash flow model to estimate the value of the Company’s mortgage loan receivable:

Exit capitalization rate	9.6%
Discount rate	9.8%
Annual market rent growth rate	3.0%
Annual NOI growth rate	3.0%
Holding period (in years)	10.0

While the Company believes that its assumptions are reasonable, a change in these assumptions would impact the calculation of the estimated value of our mortgage loan receivable. Assuming all other factors remain unchanged, a decrease to the exit capitalization rates of 25 basis points would increase the value of our mortgage loan receivable by approximately $0.2 million and an increase in the exit capitalization rates of 25 basis points would decrease the value of our mortgage loan receivable by approximately $0.2 million. Similarly, a decrease to the discount rates of 25 basis points would increase the value of mortgage loan receivable by approximately $0.3 million and an increase in the discount rates of 25 basis points would decrease the value of our mortgage loan receivable by approximately $0.3 million.

Note Receivable from Affiliate: The estimated value of the Company’s note receivable from affiliate, which is due on demand, approximates its carrying value due to its short maturity.

Prepaid Expenses and Other Assets: The estimated value of the Company’s prepaid expenses and other assets approximate their carrying values due to their short maturities. Certain other balances, primarily intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in the valuation of the respective investments in real estate properties or financial instruments.

Mortgage Notes Payable: The estimated value of the Company’s mortgage notes payable approximates its carrying value. The estimated values of our debt instruments were estimated using discounted cash flow models, which incorporate assumptions that we believe reflect the terms currently available on similar borrowing arrangements to borrowers with credit profiles similar to ours.

Margin Loan: The estimated value of the Company’s margin loan approximates its carrying value because of its short maturity.

All Other Liabilities: All other liabilities consists of (i) accounts payable and accrued expenses of $0.9 million, (ii) distributions payable of $0.8 million and (iii) amounts due to the Lightstone Group, the Company’s Sponsor, of $0.1 million. The carrying values of these balances were considered to equal their fair value due to their short maturities.

Noncontrolling Interests: As noted above, the Company has a 95% ownership interest in the TownePlace Suites Hotel. Because the Company consolidates the financial condition of the TownePlace Suites Hotel, noncontrolling interests represents the other owner’s 5% interest in the net non-real estate assets of the TownePlace Suites Hotel as of September 30, 2012.

Limitations of Estimated Value per Share of Common Stock

The current fair value of the Company’s shares of common stock may be higher or lower than the valuation. There currently is no public market for the Company’s shares of common stock and the Company does not expect one to develop. The Company currently has no plans to list its shares of common stock on a national securities exchange or over-the-counter market, or to include its shares of common stock for quotation on any national securities market. Accordingly, it is not possible to determine the market value of the shares of common stock.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Further, different parties with different property specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share of common stock, which could be significantly different from the estimated value per share of common stock determined by the Company’s Board of Directors. The estimated value per share of common stock determined by the Company’s Board of Directors does not represent the fair value of our assets less liabilities in accordance with accounting principles generally accepted in the United States, and such estimated value per share of common stock is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at this estimated value;
•	a stockholder would ultimately realize distributions per share of common stock equal to the Company’s estimated value per share of common stock upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•	the Company’s shares of common stock would trade at the estimated value per share of common stock on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share of common stock; or
•	the methodology used to estimate the Company’s value per share of common stock would be acceptable to the Financial Industry Regulatory Authority, Inc. or under the Employee Retirement Income Security Act with respect to their respective requirements.

Further, the estimated value per share of common stock as of September 30, 2012 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares of common stock outstanding, all as of September 30, 2012. The value of the shares of common stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive a different net asset value and resulting estimated value per share of common stock, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future.

For the reasons set forth above and due to the fact that we are still conducting our Follow-On Offering and remain in our acquisition phase, our Board of Directors has determined that it is not appropriate to revise the price at which shares of our common stock are offered in our Follow-On Offering or under our DRIP at this time. Additionally, we have not changed the price of repurchases under our share repurchase program at this time.

Forward-Looking Statements

 The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit capitalization rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s best estimates as of September 30, 2012, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 30, 2012 and the risks identified in the Company’s final prospectus, dated September 27, 2012, filed pursuant to Rule 423(b)(3) under the Securities Act of 1933, as amended. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company estimated value per share of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: November 9, 2012	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer (Principal Accounting Officer)